UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.
                                20549

                           FORM 12b-25

                          NOTIFICATION OF LATE FILING

(CHECK ONE): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]
                Form N-SAR

                For Period Ended: June 30, 2003
                                  -------------

                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on
                 Form N-SAR For the Transition Period Ended:___________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
---------------------------------------------------------------

PART I -- REGISTRANT INFORMATION

                         EuroGas, Inc
---------------------------------------------------------------
                   (Full Name of Registrant)

                              N/A
---------------------------------------------------------------
                  (Former Name if Applicable)

                   1006-100 Park Royal South
---------------------------------------------------------------
          (Address of Principal Executive Office (Street and
                            Number))

               West Vancouver B.C. Canada V7T 1A2
---------------------------------------------------------------
                   (City, State and Zip Code)

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]    (a)  The reasons described in reasonable detail in Part
            III of this form could not be eliminated without unreasonable effort or expense;

[X]    (b)  The subject annual report, semi-annual report,
            transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The quarterly report of the registrant on Form 10-Q could not be filed because management requires additional time to compile and verify the data required to be included in the report. The report will be filed within five days of the date the original report was due.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Hank Blankenstein, Chief Financial Officer        (604) 913-1462

-------------------------------------------  -----------------------
                 (Name)                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                           [X] Yes [ ] No
--------------------------------------------------------------------

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                           [ ] Yes [X] No


    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           EuroGas, Inc.
             -----------------------------------------------
                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date         08/14/03         By  /s/ Hank Blankenstein
             ------------     ----------------------------------
                              Hank Blankenstein, Chief Financial
Officer


    ___________________________ATTENTION_______________________



INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE
FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
______________________________________________________________